Exhibit 99.1

Contact:

Kevin Chamberlain,

Managing Director, Corporate Communications

(818) 224-7028

PennyMac Mortgage Investment Trust Reports Fourth Quarter

and Full-Year 2011 Results

Moorpark, CA February 8, 2012 — PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income for the fourth quarter of 2011 of $19.6 million, or $0.70 per diluted share, on total net investment income of $39.1 million.  This brings the full-year net income earned by PMT to $64.4 million, or $2.41 per diluted share, on total net investment income for the year of $128.6 million.  In addition, the Board of Trustees of PMT has declared a cash dividend of $0.55 per common share of beneficial interest. This dividend will be paid on February 29, 2012 to common shareholders of record on February 17, 2012.

During the quarter, fundings in the correspondent lending segment were $991 million and rate locks amounted to $1.3 billion.  Of total correspondent fundings, conventional loans amounted to $566 million, FHA loans were $410 million, and jumbo loans were $15 million.  Pre-tax income attributable to the correspondent lending segment was $7.4 million for the quarter, primarily resulting from a $7.4 million net gain on mortgage loans acquired for sale and $1.6 million from interest income.  This gain is largely attributed to PMT’s conventional and jumbo loans, with FHA volume generating a sourcing fee of 0.03% of loans funded.

In the fourth quarter, PMT entered into a forward purchase agreement pursuant to which it committed to purchase a pool of mortgage loans and REO with aggregate unpaid principal amount of approximately $49 million. At December 31, 2011, the Company’s portfolios of distressed residential mortgage whole loans, REO and mortgage-backed securities were valued at $826 million, $96 million, and $73 million, respectively.  Pre-tax income attributable to the Company’s investment activity segment, consisting of investments in distressed mortgage assets, was $13.9 million for the fourth quarter.

During the quarter ended December 31, 2011, PMT recorded investment income on financial instruments totaling $38.7 million, as summarized below.

	Quarter ended December 31, 2011
	Net gain	Interest income/expense					Annualized %
	(loss) on investments	Coupon	Discount Accrual	Total	Total Revenue	Average balance	Interest yield	Total return
	(dollars in thousands)

Short-term investments	$—	$18	$—	$18	$18	$29,803	0.24%	0.23%
Mortgage-backed securities:
Non-Agency subprime	(834)	106	342	448	(386)	61,686	2.84%	(2.45)%
Non-Agency Alt-A	104	131	(118)	13	117	7,607	0.70%	6.05%
Non-Agency prime jumbo	24	39	10	49	73	5,589	3.42%	5.13%
Total mortgage-backed securities	(706)	276	234	510	(196)	74,882	2.67%	(1.02)%
Mortgage loans:
Acquired for sale at fair value	7,426	1,597	—	1,597	9,023	146,039	4.28%	24.18%
At fair value	15,544	9,505	—	9,505	25,049	651,197	5.71%	15.05%
Under forward purchase agreements at fair value	4,317	506	—	506	4,823	125,294	1.58%	15.06%
Total mortgage loans	27,287	11,608	—	11,608	38,895	922,530	4.92%	16.50%
	$26,581	$11,902	$234	$12,136	$38,717	$1,027,215	4.62%	14.75%

PMT’s distressed mortgage loan portfolio, included in the investment activity segment, generated realized and unrealized gains totaling $19.9 million in the fourth quarter.  Of these gains, $5.5 million was realized through payoffs, the result of collections on the loan balances at levels higher than recorded fair values.  During the quarter ended December 31, 2011, the Company recognized valuation gains totaling $14.3 million. The following is detail of the realized and unrealized gains on mortgage loans for the fourth quarter:

(in thousands)
Valuation changes:
Performing Loans	$4,082
Nonperforming Loans	10,240
$14,322

Payoffs	5,539
$19,861

Expenses for the fourth quarter of 2011 totaled $17.8 million, compared to $17.1 million in the third quarter of 2011.  The increase is primarily attributable to an increase in interest expense of $1.2 million, and an increase in fulfillment fees associated with correspondent lending, partially offset by a decrease in loan servicing fees, management fees, and professional services. The increase in interest expense was associated with an increase in the amount of mortgage assets financed, including the inventory of correspondent mortgage loans.  The weighted average interest rate on borrowings for the fourth quarter was 3.69%.

Stanford L. Kurland, Chairman and Chief Executive Officer of PMT, stated “The fourth quarter was a busy and productive quarter for PMT.  In particular, the correspondent lending segment increased funding volumes to almost $1 billion and locked $1.3 billion in loans.  We anticipate first quarter locks increasing to approximately $1.8 billion, of which approximately $1.1 billion will be from conventional and jumbo loans.

“Our distressed whole loan portfolio continues to perform well,” continued Mr. Kurland.  “We have continued to selectively make investments in this asset category, and entered into a forward purchase agreement to acquire $49 million in UPB of distressed whole loans during the fourth quarter.  Utilizing this unique arrangement allowed us to acquire the distressed loan portfolio while allocating capital to correspondent activities.

“This was a transformative quarter for PMT,” Kurland concluded.  “The Company’s correspondent lending segment had a measurable positive impact on earnings.  We continue pursuing opportunities to acquire additional distressed mortgage portfolios and observe a growing opportunity to acquire mortgage servicing rights at attractive returns.  PCM, PMT’s investment manager, has begun building out PMT’s warehouse lending business which we expect to begin operations in the second quarter of 2012.  We believe these businesses will produce attractive long-term returns and position PMT well to play a significant role in the new mortgage market.”

Management’s recorded earnings call and slide presentation will be available in the Investor Relations section of the Company’s website at www.PennyMac-REIT.com beginning at 5:30 a.m. (PT) on Wednesday, February 8, 2012.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, a wholly owned subsidiary of Private National Mortgage Acceptance Company, LLC.  Additional information about PennyMac Mortgage Investment Trust is available at www.pennymacmortgageinvestmenttrust.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in general business, economic, market and employment conditions from those expected; continued declines in residential real estate and disruption in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in residential mortgage loans and mortgage-related assets that satisfy our investment objectives and investment strategies; changes in our investment or operational objectives and strategies, including any new lines of business; the concentration of credit risks to which we are exposed; the availability, terms and deployment of short-term and long-term capital; unanticipated increases in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; increased rates of delinquency or decreased recovery rates on our investments; increased prepayments of the mortgage and other loans underlying our investments; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; and our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)

	December 31, 2011	December 31, 2010

Cash	$14,589	$45,447
Short-term investments	30,319	—
United States Treasury security	50,000	—
Mortgage-backed securities at fair value	72,813	119,872
Mortgage loans acquired for sale at fair value	233,954	3,966
Mortgage loans at fair value	696,266	364,250
Mortgage loans under forward purchase agreements at fair value	129,310	—
Real estate acquired in settlement of loans	73,882	29,685
Real estate acquired in settlement of loans under forward purchase agreements	22,138	—
Mortgage servicing rights:
at fair value	645	—
at lower of amortized cost or fair value	5,386	—
Principal and interest collections receivable	8,664	8,249
Principal and interest collections receivable under forward purchase agreements	5,299	—
Interest receivable	2,099	978
Due from affiliates	347	2,115
Other assets	40,351	14,533
Total assets	$1,386,062	$589,095
LIABILITIES
Accounts payable and accrued liabilities	$9,198	$9,080
Assets sold under agreements to repurchase:
Securities	115,493	101,202
Mortgage loans acquired for sale at fair value	212,677	2,494
Mortgage loans at fair value	304,266	144,928
Real estate acquired in settlement of loans	27,494	—
Borrowings under forward purchase agreements	152,427	—
Contingent underwriting fees payable	5,883	5,883
Payable to affiliates	12,166	5,595
Income tax payable	441	—
Total liabilities	840,045	269,182

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common shares of beneficial interest—authorized, 500,000,000 shares of $0.01 par value; issued and outstanding, 28,404,554 and 16,832,343 shares, respectively	284	168
Additional paid-in capital	518,272	317,175
Retained earnings	27,461	2,570
Total shareholders’ equity	546,017	319,913
Total liabilities and shareholders’ equity	$1,386,062	$589,095

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	December 31, 2011
	Quarter ended	Year ended
Investment Income
Net gain (loss) on investments:
Mortgage-backed securities	$(706)	$(2,812)
Mortgage loans	19,861	85,455
	19,155	82,643
Interest income:
Short-term investments	18	100
Mortgage-backed securities	510	3,229
Mortgage loans	11,608	32,819
	12,136	36,148
Net gain on mortgage loans acquired for sale	7,426	7,633
Results of real estate acquired in settlement of loans	(448)	1,079
Net servicing fee income	3	20
Other income	851	1,091
Net investment income	39,123	128,614
Expenses
Interest	6,473	16,946
Loan servicing fees	4,194	14,186
Management fees	990	6,740
Compensation	1,330	5,161
Professional services	786	4,434
Other	4,021	8,652
Total expenses	17,794	56,119
Income before provision for income taxes	21,329	72,495
Provision for income taxes	1,680	8,056
Net income	$19,649	$64,439
Earnings per share
Basic	$0.70	$2.41
Diluted	$0.70	$2.41
Weighted-average shares outstanding
Basic	27,941	26,396
Diluted	28,233	26,679

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